United States
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 15/A

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number:  000-26108

                           Naturewell Incorporated
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            (Exact name of registrant as specified in its charter)

      110 WEST C STREET, SUITE 1300 SAN DIEGO, CA 92101 Tel. 619/237-1350
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  Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

                           Rule 12g-4(a)(1)     [_]
                           Rule 12g-4(a)(2)     [_]
                           Rule 12h-3(b)(1)(i)  [_]
                           Rule 12h-3(b)(1)(ii) [_]
                           Rule 15d-6           [_]

Approximate number of holders of record as of the certification or notice date:
481

Pursuant to the requirements of the Securities Exchange Act of 1934 Naturewell Incorporated, a Delaware corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 1, 2009                    By: /s/ James R. Arabia
                                          -------------------------------------
                                          James R. Arabia
                                          President and Chief Executive Officer

* This Form 15-12G/A is intended to withdraw the Form 15-12G filed by the Registrant on October 13, 2009. The Registrant will remain a reporting company under Section 12(g) of the Securities Exchange Act. The Registrant expects to file its Form 10-K for the year ended June 30, 2009 by December 7, 2009.